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                                                                     EXHIBIT 3.7

                            ARTICLES OF INCORPORATION

                                   ARTICLE ONE

            The name of the corporation is:

                            BROWN GROUP RETAIL, INC.

                                  ARTICLE TWO

            The location and post office address of the initial registered office of the corporation in this Commonwealth is: 4431 William Penn Highway, Murrysville, Pennsylvania 15668.

                                  ARTICLE THREE

            The corporation is incorporated under the Business Corporation Law of the Commonwealth of Pennsylvania for the following purpose or purposes:

      The Corporation shall have unlimited power to engage in and to do any lawful act concerning any or all lawful business for which corporations may be incorporated under the Business Corporation Law, and for these purposes to have, possess and enjoy all the rights, benefits and privileges of said Act of Assembly.

                                  ARTICLE FOUR

      The term for which the corporation is to exist is: perpetual.

                                  ARTICLE FIVE

      The aggregate number of shares which the corporation shall have authority to issue is: 10,000 shares of no par common stock

                                   ARTICLE SIX

            The name(s) and post office address(es) of the incorporator(s) and the number and class of shares subscribed by such incorporator(s) is (are)

                                                                NUMBER AND CLASS
       NAME                           ADDRESS                       OF SHARES

Jacquelin L. Loskoch             5006 Lakeview Road             1 share common
                                 Gibsonia, PA 15044